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                      April 19, 2022

       Roberto F. Bel
       Senior V.P. and Chief Financial Officer
       New Jersey Resources Corporation
       1415 Wyckoff Road
       Wall, NJ 07719

                                                        Re: New Jersey
Resources Corporation
                                                            Form 10-K for the
year ended September 30, 2021
                                                            Filed November 18,
2021
                                                            File No. 001-08359

       Dear Mr. Bel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation